Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

LBB & Associates, Ltd., LLP

7600 W. Tidwell, Suite 501

Houston, Texas 77040

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 13, 2017 relating to our audit of the consolidated balance sheet of Digerati Technologies, Inc. as of July 31, 2017, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended July 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP

Houston, Texas

September 16, 2019